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                                                                    Exhibit 99.1

(NEWS RELEASE LOGO)                                               (TENNECO LOGO)

    TENNECO ANNOUNCES POTENTIAL ACQUISITION OF SUSPENSION BUSINESS OF GRUPPO
                                    MARZOCCHI

Lake Forest, IL, Brussels, Belgium, July 10, 2008 - Tenneco Inc. (NYSE: TEN) announced today that the company has entered into a preliminary agreement to purchase the suspension business of Gruppo Marzocchi, an Italian-based worldwide leader in supplying suspension technology in the two-wheeler market.

The agreement announced today is the initial step in the purchase process. A final agreement and closing on a potential purchase of Marzocchi's suspension business is dependent on a number of conditions and the legally-required consultation with the works councils representing Marzocchi employees. Those consultations will begin immediately.

This acquisition would be made through Tenneco's assumption of the debt associated with Marzocchi's suspension business, which was approximately $15 million as of April 30, 2008.

An acquisition by Tenneco of Marzocchi's suspension business would leverage the brand, technology and product synergies of the two companies, providing customers with integrated suspension systems (forks, shock absorbers and elastomers) for motorcycles and other applications.

Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

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Contacts: Jane Ostrander          Leslie Hunziker        Simonetta Esposito
          Media Relations         Investor Relations     Europe Media Relations
          847 482-5607            847 482-5042           32 (0) 2 706 9147
          jostrander@tenneco.com  lhunziker@tenneco.com  sesposito@tenneco.com

          Margie Pazikas
          Europe Media Relations
          32 477 226152
          margie.pazikas@skynet.be